UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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METHODE ELECTRONICS, INC.

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METHODE ELECTRONICS, INC.

7401 West Wilson Avenue

Chicago, Illinois 60706

(708) 867-6777

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 15, 2011

______________________

To the Shareholders of Methode Electronics, Inc.:

Notice is hereby given that an annual meeting of shareholders of Methode Electronics, Inc. will be held on Thursday, September 15, 2011 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, for the following purposes:

1.

To elect a Board of Directors;

2.

To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 28, 2012;

3.

To cast an advisory vote on executive compensation;

4.

To cast an advisory vote on the frequency of future advisory votes on executive compensation; and

5.

To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm, “FOR” the approval of the advisory vote on executive compensation and in favor of an ANNUAL advisory vote on executive compensation.

Our Board of Directors has fixed the close of business on July 18, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

We are furnishing materials for our annual meeting on the Internet.  You may vote your shares in person, by attending our annual meeting, or by proxy.  To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided.  Information regarding voting in person is contained in the Notice of Internet Availability of Proxy Materials and the proxy statement.  Instructions regarding voting by proxy are contained in the proxy card.

It is important that your shares be represented and voted at the annual meeting.  Whether or not you plan to attend the annual meeting, please vote on the matters to be considered.  Thank you for your interest and cooperation.

By Order of the Board of Directors,

Warren L. Batts
Chairman

Chicago, Illinois

August 4, 2011

METHODE ELECTRONICS, INC.

7401 West Wilson Avenue

Chicago, Illinois 60706

(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
September 15, 2011

GENERAL INFORMATION

We are furnishing this proxy statement to you in connection with the solicitation of proxies on behalf of Methode Electronics, Inc. (“Methode”) for use at our annual meeting of shareholders to be held on Thursday, September 15, 2011 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, and at any adjournment or postponement of the annual meeting.  On August 4, 2011, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet or request a paper copy of the proxy materials.

At the annual meeting, we will ask our shareholders to (i) elect our Board of Directors, (ii) ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for fiscal 2012, (iii) cast an advisory vote on executive compensation, (iv) cast an advisory vote on the frequency of future advisory votes on executive compensation, and (v) consider and vote upon any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm, “FOR” the approval of the advisory vote on executive compensation and in favor of an ANNUAL advisory vote on executive compensation.

You may vote your shares in person, by attending our annual meeting, or by proxy.  To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided.  Information regarding voting in person is contained in the Notice of Internet Availability of Proxy Materials and this proxy statement.  Instructions regarding voting by proxy are contained in the proxy card.  Please do not submit a proxy card if you have voted by telephone or the Internet.

It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.

Record Date; Shares Outstanding

Our Board of Directors has fixed the close of business on July 18, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.  As of the record date, there were 37,020,390 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum; Votes Required

In deciding all questions, assuming a quorum is present, a holder of Methode’s common stock is entitled to one vote, in person or by proxy, for each share held in such holder’s name on the record date.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the annual meeting.  Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting.  Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee lacks discretionary power to vote such shares.

With respect to the election of directors, shareholders may vote (a) “for” each nominee; (b) “against” each nominee; or (c) to “abstain” from voting for each nominee.  The election of our Board of Directors requires approval by a majority of the shares of common stock represented at the meeting and entitled to vote.  With respect to the proposals to ratify the selection of Ernst & Young as our independent registered public accounting firm and the advisory vote on executive compensation, shareholders may (1) vote “for”; (2) vote “against”; or (3) vote to “abstain” from voting.  The ratification of the selection of Ernst & Young and the advisory vote on executive compensation require approval by a majority of the shares of common stock represented at the meeting and entitled to vote.  On the proposal regarding an advisory vote on the frequency of future advisory votes on executive compensation, shareholders may vote to hold such votes (A) each year, (B) every two years, (C) every three years, or (D) may abstain from voting.  On this proposal, the option that receives the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote will be deemed to be approved by the shareholders.  If none of the options for this proposal receives a majority vote, we will consider the alternative that receives highest number of votes cast by the shareholders to be the frequency that has been selected by the shareholders.  Both abstentions and broker non-votes will be considered as present but will not be considered as votes in favor of each matter.  Broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported as simply “broker non-votes.”  Consequently, abstentions have the effect of voting against these matters, while broker non-votes have no effect as to voting for or against any such matter.

Under New York Stock Exchange rules, the proposal to ratify the selection of Ernst & Young is considered a “discretionary” item.  Therefore, brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions to the broker.  In contrast, all other proposals set forth in this proxy statement are “non-discretionary” items, and brokers who have not received voting instructions from their clients may not vote on these proposals.

All properly executed and timely delivered proxies will be voted in accordance with the instructions provided.  Unless contrary instructions are indicated, proxies will be voted “FOR” each of Methode’s nominees for director, “FOR” the ratification of the selection of Ernst & Young, “FOR” the approval of the advisory vote on executive compensation and in favor of an ANNUAL advisory vote on executive compensation.  The Board of Directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

Voting Procedures

It is important that your shares be represented at the annual meeting.  You may vote your shares in person, by attending our annual meeting, or by proxy.  To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the enclosed proxy card in the self-addressed, postage-paid envelope provided.  Information regarding voting in person is contained in the Notice of Internet Availability of Proxy Materials and this proxy statement.  Instructions regarding voting by proxy are contained in the proxy card.  Please do not submit a proxy card if you have voted by telephone or the Internet.  You may revoke your proxy as described below.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before the annual meeting.  You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, attention: Corporate Secretary.  You may also revoke your proxy by submitting a later-dated and properly executed proxy (including by means of the telephone or Internet) or by voting in person at the annual meeting.  Attendance at the annual meeting will not, by itself, revoke a proxy.

Proxy Solicitation Expenses

The accompanying proxy is being solicited on behalf of Methode.  We will bear the entire cost of this solicitation.  Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail, by fax or in person.  No additional compensation will be paid to directors, officers and other regular employees for such services.  In the event that beneficial owners of our shares request paper copies of our proxy materials, banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others as of the record date will be requested to forward such proxy soliciting material to the beneficial owners of such shares and will be reimbursed by Methode for their reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE

We are committed to maintaining high standards of corporate governance intended to serve the long-term interests of Methode and our shareholders.

Director Independence

Our Board of Directors has considered the independence of the nominees for director under the applicable standards of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.  Our Board has determined that all of the nominees for director are independent under those standards, except for Donald Duda, our President and Chief Executive Officer.  Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.

In addition, our Board of Directors has determined that each current member of our Audit Committee, our Compensation Committee, our Nominating and Governance Committee and our Technology Committee satisfies the independence requirements of the applicable standards, if any, of the SEC and the New York Stock Exchange.

Board Committees

The following chart sets forth the committees of our Board:

Committee	Members	Principal Functions	Number of Meetings in Fiscal 2011
Audit	Lawrence B. Skatoff (Chair) Walter J. Aspatore Stephen F. Gates Isabelle C. Goossen Paul G. Shelton

•

Oversees accounting and financial reporting and audits of financial statements.

•

Monitors performance of internal audit function and our system of internal control.

•

Monitors performance, qualifications and independence of our independent registered public accounting firm and makes decisions regarding retention, termination and compensation of the independent registered public accounting firm and approves services provided by the independent registered public accounting firm.

•

Monitors compliance with legal and regulatory requirements, including our Code of Business Conduct.

•

Reviews our press releases and certain SEC filings.

•

Reviews related party transactions and potential conflict of interest situations.

			8
Compensation	Paul G. Shelton (Chair) Warren L. Batts Darren M. Dawson Isabelle C. Goossen Christopher J. Hornung	• Oversees our compensation policies and plans. • Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of management, other officers and managers. • Approves grants under our stock and bonus plans.	8
Nominating and Governance	Christopher J. Hornung (Chair) Warren L. Batts J. Edward Colgate Stephen F. Gates Lawrence B. Skatoff	• Selects director candidates for election to our Board at the annual meeting or to fill vacancies. • Recommends Board committee assignments. • Recommends compensation and benefits for directors. • Reviews our Corporate Governance Guidelines. • Conducts an annual assessment of Board performance. • Annually reviews succession planning for our Chief Executive Officer.	4
Technology	J. Edward Colgate (Chair) Walter J. Aspatore Darren M. Dawson Isabelle C. Goossen Christopher J. Hornung	• Reviews with management our technology assets and future needs. • Reviews technology research and development activities and possible acquisitions of technology.	4

If applicable, our Audit Committee reviews related party transactions and potential conflict of interest situations in accordance with the Audit Committee Charter and our Code of Business Conduct.  We do not have a separate written policy regarding related party transactions and potential conflict of interest situations.  Our Code of Business Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors.  In reviewing any such transaction, our Audit Committee and Board of Directors would consider Methode’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party and other relevant factors.

During the 2011 fiscal year, our Board of Directors held 11 meetings and no director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served.  Under our Corporate Governance Guidelines, our directors are expected to attend Board and shareholder meetings and meetings of committees on which they serve.  Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.

Our independent directors hold regularly scheduled executive sessions at which only independent directors are present.  Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.

Our Audit, Compensation, Nominating and Governance and Technology Committees operate pursuant to charters adopted by the Board, which are available on our website at www.methode.com or in print upon any shareholder’s request.  Our Corporate Governance Guidelines are also available on our website at www.methode.com or in print upon any shareholder’s request.

Board Leadership Structure, Risk Oversight and Compensation Policy Risks

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our shareholders at this time.  This structure ensures a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Our Board of Directors takes an active role, both as a whole and at the committee level, in overseeing management of Methode’s risks.  Our Board regularly reviews information regarding Methode’s market and competition risks, as well as risks associated with Methode’s operations, employees and political risks encountered by Methode throughout the globe.  In addition, the entire Board of Directors is regularly informed about those risks monitored by the various committees, as more fully described in this proxy statement and in each committee’s charter, through committee reports about such risks.  The Board also receives regular reports directly from officers responsible for the oversight of particular risks within Methode.

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode.  The Compensation Committee actively monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks.

Nominating Process of the Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board.  In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles and the ability to bring diversity to our Board.  While the Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints.  The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees.

The Committee identifies potential nominees by asking current directors and others to notify the Committee if they become aware of persons, meeting the criteria described above, who may be available to serve on our Board.  The Committee has sole authority to retain and terminate any search firm used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms.  Historically, the Committee has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and our Board’s contacts are not sufficient to identify an appropriate candidate.

The Committee will consider suggestions from our shareholders.  Any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by Board members are evaluated.  Upon receiving a shareholder recommendation, the Committee will initially determine the need for additional or replacement Board members and evaluate the candidate based on the information the Committee receives with the shareholder recommendation or may otherwise acquire, and may, in its discretion, consult with the other members of our Board.  If the Committee determines that a more comprehensive evaluation is warranted, the Committee may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

Our shareholders may recommend candidates at any time, but the Committee requires recommendations for election at an annual meeting of shareholders to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement in connection with the previous year’s annual meeting.  The Committee believes this deadline is appropriate and in the best interests of Methode and our shareholders because it ensures that the Committee has sufficient time to properly evaluate all proposed candidates.  Therefore, to submit a candidate for consideration for nomination at the 2012 annual meeting of shareholders, a shareholder must submit the recommendation, in writing, by April 6, 2012.  The written notice must include:

•

the name, age, business address and residential address of each proposed nominee and the principal occupation or employment of each nominee;

•

the number of shares of our common stock that each nominee beneficially owns;

•

a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of those nominees.

Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706.

Communications with Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters.  All of our directors attended the 2010 annual meeting.  We anticipate that all of our directors will attend the 2011 annual meeting.

In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706.  Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).  Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees.  The code is available on our website at www.methode.com or in print upon any shareholder’s request.

If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.

Stock Ownership Guidelines

Our Compensation Committee considers stock ownership by directors to be an important means of linking their interests with those of our shareholders.  We maintain stock ownership guidelines for our directors.  All directors are expected to own stock with a value equal to at least five (5) times their annual cash retainer.  The requirements are subject to a five (5) year phase-in period.  Shares subject to unexercised stock options are not included for purposes of satisfying the guidelines.  Considering the applicable phase-in periods, all of our directors were in compliance with our stock ownership policy for fiscal 2011.

DIRECTOR COMPENSATION

We use a combination of cash and common stock to compensate our non-employee directors.  Directors who are also our full-time employees are not paid for their services as directors or for attendance at meetings.

For the fiscal year ended April 30, 2011, non-employee directors received an annual cash retainer of $35,000 and an attendance fee of $1,000 for all committee meetings and for each board meeting other than the regularly scheduled quarterly meetings.  Our Chairman of the Board and the Chairman of each of our board committees received supplemental annual retainers in the following amounts: Chairman of the Board, $25,000; Chairman of each of the Audit Committee and the Compensation Committee, $20,000; and Chairman of each of the Nominating and Governance Committee and Technology Committee, $10,000.  In addition, members of our Audit Committee received an additional annual retainer of $10,000.  Pursuant to our Deferred Compensation Plan, our directors may elect to defer up to 100% of their retainers and attendance fees per year.  Additional information regarding the Deferred Compensation Plan is described under “Executive Compensation Tables — Nonqualified Deferred Compensation,” below.

The following table sets forth certain information regarding compensation earned by our non-employee directors during the fiscal year ended April 30, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Walter J. Aspatore	65,000	31,650	96,650
Warren L. Batts (2)	79,000	31,650	110,650
J. Edward Colgate	56,000	31,650	87,650
Darren M. Dawson	60,000	31,650	91,650
Stephen F. Gates (3)	27,500	0	27,500
Isabelle C. Goossen	73,000	31,650	104,650
Christopher J. Hornung	66,000	31,650	97,650
Paul G. Shelton	89,000	31,650	120,650
Lawrence B. Skatoff	75,000	31,650	106,650

(1)

On July 13, 2011, each non-employee director other than Mr. Gates was granted a stock award for 3,000 shares of common stock.  Amount reflects the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”).  Details of the assumptions used in valuing these awards are set forth in Note 5 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

(2)	As of April 30, 2011, Mr. Batts held a vested stock option with respect to 10,000 shares of common stock.
(3)	Mr. Gates was elected to the Board on October 14, 2010.

SECURITY OWNERSHIP

Five Percent Shareholders

The following table sets forth information regarding all persons known to be the beneficial owners of more than 5% of Methode’s common stock as of July 18, 2011 (except as set forth in the relevant footnotes).

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)	Percent of Class (%)
BlackRock, Inc. (2) 40 East 52nd Street New York, New York 10022	2,991,381	8.1
Royce & Associates, LLC (3) 745 Fifth Avenue New York, New York 10151	2,845,305	7.7
Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,442,867	6.6
Invesco Ltd. (5) 1555 Peachtree NE Atlanta, Georgia 30309	2,370,381	6.4
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, Maryland 21202	1,926,250	5.2
DePrince, Race & Zollo, Inc. (7) 250 Park Avenue South, Suite 250 Winter Park, Florida 32789	1,849,270	5.0

(1)	Beneficial ownership arises from sole voting and sole investment power of all shares reported unless otherwise indicated by footnote.
(2)	Based solely on an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on February 7, 2011.
(3)	Based solely on an amendment to Schedule 13G filed by Royce & Associates, LLC with the SEC on January 18, 2011.
(4)

Based solely on an amendment to Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 11, 2011.  Includes 2,373,182 shares held with sole voting power.  According to the amendment to Schedule 13G, neither Dimensional Fund Advisors LP nor certain of its subsidiaries possesses voting or investment power over certain securities owned by various funds to which Dimensional Fund Advisors LP and its subsidiaries may act as an investment advisor.  Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership of such securities.

(5)

Based solely on a Schedule 13G filed by Invesco Ltd. with the SEC on February 14, 2011.  The Schedule 13G indicates that two subsidiaries of Invesco Ltd., Invesco Advisers, Inc. and Invesco PowerShares Capital Management, hold the shares.

(6)	Based solely on a Schedule 13G filed by T. Rowe Price, Associates, Inc. with the SEC on February 9, 2011. Includes 408,900 shares held with sole voting power.
(7)	Based solely on a Schedule 13G filed by DePrince, Race & Zollo, Inc. with the SEC on February 11, 2011.

Directors and Executive Officers

The following table sets forth information regarding our common stock beneficially owned as of July 18, 2011 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)		Percent of Class (%)
Walter J. Aspatore	21,000		*
Warren L. Batts	68,000	(2)	*
J. Edward Colgate	25,070		*
Darren M. Dawson	29,200		*
Donald W. Duda	546,454	(3)	1.5
Stephen F. Gates	10,360		*
Isabelle C. Goossen	29,000		*
Christopher J. Hornung	119,850		*
Paul G. Shelton	43,000		*
Lawrence B. Skatoff	27,850		*
Timothy R. Glandon	29,341	(4)	*
Theodore P. Kill	59,145	(5)	*
Douglas A. Koman	193,018	(6)	*
Thomas D. Reynolds	136,517	(7)	*
All current directors and executive officers as a group (16 individuals)	1,374,303	(8)	3.7

*	Percentage represents less than 1% of the total shares of common stock outstanding as of July 16, 2010.
(1)	Beneficial ownership arises from sole voting and investment power unless otherwise indicated by footnote.
(2)	Includes options to purchase 10,000 shares of common stock exercisable within 60 days.
(3)

Includes options to purchase 25,000 shares of common stock exercisable within 60 days, 26,454 shares of common stock held in our 401(k) Plan and 245,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda in the event of termination from Methode under any circumstance.  Excludes 200,000 shares of restricted stock and 80,000 unvested restricted stock units granted in fiscal 2011, as discussed under “Compensation Discussion and Analysis” below.

(4)

Includes options to purchase 2,500 shares of common stock exercisable within 60 days, 17,641 shares of common stock held in our 401(k) Plan and 6,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Glandon in the event of termination from Methode under any circumstance.  Excludes 60,000 shares of restricted stock and 24,000 unvested restricted stock units granted in fiscal 2011, as discussed under “Compensation Discussion and Analysis” below.

(5)

Includes 6,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Kill in the event of termination from Methode under any circumstance.  Excludes 60,000 shares of restricted stock and 24,000 unvested restricted stock units granted in fiscal 2011, as discussed under “Compensation Discussion and Analysis” below.

(6)

Includes options to purchase 110,000 shares of common stock exercisable within 60 days, 25,009 shares of common stock held in our 401(k) Plan and 8,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Koman in the event of termination from Methode under any circumstance.  Excludes 80,000 shares of restricted stock and 32,000 unvested restricted stock units granted in fiscal 2011, as discussed under “Compensation Discussion and Analysis” below.

(7)

Includes options to purchase 60,000 shares of common stock exercisable within 60 days, 22,806 shares of common stock held in our 401(k) Plan and 10,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Reynolds in the event of termination from Methode under any circumstance.  Excludes 100,000 shares of restricted stock and 40,000 unvested restricted stock units granted in fiscal 2011, as discussed under “Compensation Discussion and Analysis” below.

(8)

Includes options to purchase 215,850 shares of common stock exercisable within 60 days, 101,924 shares of common stock held in our 401(k) Plan and 285,000 shares of vested restricted stock units for which common stock will be delivered to our executive officers in the event of termination from Methode under any circumstance.  Excludes 600,000 shares of restricted stock and 240,000 unvested restricted stock units granted to our executive officers in fiscal 2011.

PROPOSAL ONE:
ELECTION OF DIRECTORS

A Board of ten directors will be elected at the annual meeting.  Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified.  All of the nominees listed below currently serve as directors.  All of the nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors.  The shares represented by the proxies given pursuant to this solicitation will be voted for the following nominees unless votes are properly voted against such nominees.  If any of these nominees is not a candidate for election at the annual meeting, an event which our Board of Directors does not anticipate, the proxies will be voted for a substitute nominee recommended to our Board of Directors by our Nominating and Governance Committee and nominated by our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

Walter J. Aspatore

Chairman Emeritus,

Amherst Partners, LLC

Director since 2008

Age 68

Mr. Aspatore has served as Chairman Emeritus of Amherst Partners, LLC, a business consulting firm, since 2010.  Prior thereto, Mr. Aspatore was Chairman of Amherst Partners from 1994 through 2010.  Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994.  Mr. Aspatore also serves as a director of Mackinac Financial Corporation, a bank holding company.  Mr. Aspatore’s consulting experience and service at various consulting, manufacturing and technology businesses has resulted in continued contributions to the Board.

Warren L. Batts

Retired Chairman and Chief Executive Officer,

Tupperware Corporation

Director since 2001

Age 78

Mr. Batts is the retired Chairman and Chief Executive Officer of Tupperware Corporation, a diversified consumer products company. In 1997, Mr. Batts retired as Chairman of Premark International, Inc., a diversified consumer products company, where he also served as Chief Executive Officer from 1986 until 1996.  Mr. Batts has taught as an Adjunct Professor of Strategic Management at the University of Chicago Graduate School of Business since 1998.  Mr. Batts has also served as a director and the Chairman of Chicago Children’s Memorial Medical Center; a life trustee for the Art Institute of Chicago; a director and the Chairman of the National Association of Manufacturers; and a director of the National Association of Corporate Directors.  Mr. Batts has used his corporate governance expertise, significant leadership experience and vast business knowledge to make contributions while on the Board.

Dr. J. Edward Colgate

Allen and Johnnie Breed University Professor of Design,

Department of Mechanical Engineering,

Northwestern University

Director since 2004

Age 48

Dr. Colgate is currently a Professor in the Department of Mechanical Engineering and the  Director of the Segal Design Institute at Northwestern University, where he has served in various professor positions since 1988.  Dr. Colgate is currently the Allen and Johnnie Breed University Professor of Design.  From June 1999 until September 2000, Dr. Colgate took a sabbatical leave from Northwestern University to serve as a founder and the President of Cobotics, Inc., which is now part of Stanley Assembly Technologies, a supplier of human interface technologies for the industrial marketplace.  His research interests include human-machine systems, especially cobotics and haptic interface.  Dr. Colgate’s academic and technical background has provided the basis for continued contributions to the Board’s operations and deliberations.

Dr. Darren M. Dawson

McQueen Quattlebaum Professor,

Holcombe Department of Electrical and Computer Engineering,

Clemson University

Director since 2004

Age 48

Dr. Dawson currently serves as a Professor in the Electrical and Computer Engineering Department at Clemson University, where he has held various professor positions since 1990.  Dr. Dawson leads the Robotics and Mechatronics Laboratory, which is jointly operated by the Electrical and Mechanical Departments.  His research interests include nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems.  Dr. Dawson’s work has been recognized by several awards, including the Clemson University Centennial Professorship in 2000.  Dr. Dawson’s academic and technical background has provided the basis for continued contributions to the Board’s operations and deliberations.

Donald W. Duda

Chief Executive Officer and President,

Methode Electronics, Inc.

Director since 2001

Age 56

Mr. Duda has served as our Chief Executive Officer since May 2004 and our President since 2001.  Mr. Duda joined us in 2000 and served as our Vice President - Interconnect Products Group.  Prior to joining Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division from 1988 through 1998.  Mr. Duda continues to use his executive background and unique understanding of Methode to contribute to the Board.

Stephen F. Gates

Senior Counsel

Mayer Brown LLP

Director since 2010

Age 65

Mr. Gates has served as Senior Counsel at Mayer Brown LLP, a global law firm, since 2008.  From 2003 through 2007, Mr. Gates served as Senior Vice President and General Counsel of ConocoPhillips, a large energy company and refiner.  From 2002 through 2003, Mr. Gates was a Partner at Mayer Brown LLP, and from 2000 through 2002, Mr. Gates served as Senior Vice President and General Counsel of FMC Corporation, a diversified chemicals company.  Mr. Gates’ legal background and corporate governance expertise have led to unique contributions to the Board.

Isabelle C. Goossen

Chief Financial Officer and

Vice President for Finance and Administration,

Chicago Symphony Orchestra Association

Director since 2004

Age 59

Ms. Goossen has served as the Chief Financial Officer for the Chicago Symphony Orchestra Association since March, 2011.  Ms. Goossen has served as the Vice President for Finance and Administration for the Chicago Symphony Orchestra Association since 2001.  From 1986 through 1999, Ms. Goossen held several management positions with Premark International, Inc., a diversified consumer products company, most recently as Vice President and Treasurer from 1996 through 1999.  Ms. Goossen has used her financial and management background to make continued contributions to the Board.

Christopher J. Hornung

Chief Executive Officer

Next Testing, Inc.

Director since 2004

Age 59

Mr. Hornung has served as Chief Executive Officer of Next Testing, Inc. since January 2007.  Next Testing provides comprehensive, sport-specific athletic testing programs.  From February 2004 through December 2006, Mr. Hornung served as President of the Pacific Cycle Division of Dorel Industries, Inc., a global consumer products company.  Prior to the acquisition of Pacific Cycle by Dorel Industries Inc., Mr. Hornung served as the Chairman and Chief Executive Officer of Pacific Cycle.  Mr. Hornung’s executive and entrepreneurial experience as well as his expertise regarding international sourcing and distribution has resulted in continued contributions to the Board.

Paul G. Shelton

Retired Vice President and Chief Financial Officer,

FleetPride, Inc.

Director since 2004

Age 61

Mr. Shelton retired in 2003 as Vice President and Chief Financial Officer of FleetPride Inc., an independent heavy-duty truck parts distributor.  From 1981 through 2001, Mr. Shelton served in various management positions at AMCOL International Corporation, a supplier of specialty minerals and chemicals, most recently as Senior Vice President from 1994 through 2001 and Chief Financial Officer from 1984 through 2001.  Mr. Shelton serves on four private company Boards and was a former member of the Board of Directors of AMCOL International Corporation.  Mr. Shelton has used his executive, financial and Board experience to contribute to the operations and deliberations of the Board.

Lawrence B. Skatoff

Retired Executive Vice President and Chief Financial Officer,

BorgWarner Inc.

Director since 2004

Age 71

Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc., a manufacturer of highly engineered systems and components for the automotive industry.  Prior to joining BorgWarner Inc., Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc., a diversified consumer products company, from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company, a worldwide manufacturer of chemicals and pharmaceuticals.  Mr. Skatoff’s executive experience and financial background has led to continued contributions to the Board.

PROPOSAL TWO:
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending April 28, 2012, subject to ratification of the selection by our shareholders.  Ernst & Young has served as our independent registered public accounting firm for many years and is considered to be well qualified.  We entered into an engagement agreement with Ernst & Young for its fiscal 2011 services, which, among other things, contains contractual provisions that subject us to alternative dispute resolution procedures and exclude punitive damages from any monetary award.  It is anticipated that the services performed by Ernst & Young for fiscal 2012 will be subject to a similar engagement agreement.

Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

If our shareholders do not ratify the selection of Ernst & Young, our Audit Committee will reconsider the selection.  Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

The vote on executive compensation is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement.  The vote is advisory, which means that the vote is not binding on Methode, our Board of Directors or our Compensation Committee.

Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making decisions concerning executive compensation.  Accordingly, we are asking our shareholders to approve, on an advisory basis, the overall compensation of our named executive officers, as disclosed under “Compensation Discussion and Analysis” and in the compensation tables and the accompanying narrative disclosures set forth under “Executive Compensation Tables” in this proxy statement.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL FOUR:
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, on how frequently the advisory vote on executive compensation should be presented to our shareholders.  Shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years.  Shareholders also may abstain from casting a vote on this proposal.

Our Board of Directors has determined that an ANNUAL advisory vote on executive compensation will allow our shareholders to provide timely, direct input on Methode’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.

This vote is advisory and not binding on Methode, our Board of Directors or our Compensation Committee.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining).  Shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

While this vote is advisory and not binding on Methode, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant information, in determining the frequency of future advisory votes on executive compensation.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors.  Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange.  In addition, our Board has determined that Mr. Skatoff is an audit committee financial expert as defined by the SEC.  In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended April 30, 2011 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed and discussed with our independent registered public accounting firm, Ernst & Young, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from management and Methode and considered the compatibility of nonaudit services with the firm’s independence.

Our Audit Committee discussed with our internal auditors and Ernst & Young the overall scope and plans for their respective audits.  Our Audit Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.  The Committee also discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2011 filed with the SEC.

AUDIT COMMITTEE

Lawrence B. Skatoff, Chairman

Walter J. Aspatore

Stephen F. Gates

Isabelle C. Goossen

Paul G. Shelton

Auditing and Related Fees

Our Audit Committee engaged Ernst & Young to examine our consolidated financial statements for the fiscal year ended April 30, 2011.  Fees paid to Ernst & Young for services performed during the 2011 and 2010 fiscal years were as follows:

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$1,105,618	$1,055,065
Audit-Related Fees	--	--
Tax Fees (2)	$53,927	$22,100
All Other Fees (3)	$1,995	$1,995
Total	$1,161,540	$1,079,160

(1)

Audit fees represent aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	Tax fees principally included tax compliance fees.
(3)	All other fees represent fees for due diligence review and analysis.

Pre-Approval Policy

Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by Ernst & Young and shall not engage Ernst & Young to perform non-audit services proscribed by law or regulation.  In the 2011 fiscal year, 100% of audit and non-audit services were approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the key elements of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2011.  In this discussion, the term “named executive officers” refers to the five officers about whose compensation we provide detailed tabular and narrative information in this proxy statement.

Executive Summary

The Compensation Committee’s philosophy focuses on rewarding performance and aligning our executives’ interests with those of our shareholders.  For fiscal 2011, the principal elements of our executive compensation program included base salary, performance-based annual bonuses, stock options, performance-based restricted stock awards (“RSAs”), restricted stock units (“RSUs”), performance-based tandem cash awards (“Tandem Cash Awards”), limited perquisites and welfare benefits.  We also provide for benefits upon a change in control in certain circumstances.  Our executives do not participate in pension plans or receive other post-retirement benefits, nor do they generally have employment or severance agreements (other than in connection with a change in control).

In fiscal 2011, we made a number of significant decisions regarding our executive compensation program, as described below.  The most significant action taken by our Compensation Committee was the adoption of a five-year equity award program composed of performance-based RSAs which are eligible to vest based on performance as of the end of fiscal 2015, annual stock option awards, and time-based RSUs vesting annually through fiscal 2015.  In structuring our executive compensation program, our Compensation Committee considered the extended design and launch period for many of our products and sought to provide a strong link between the amounts earned by our named executive officers and company and individual performance.

•

The Compensation Committee granted awards of performance-based RSAs to our named executive officers.  These RSAs will vest if Methode meets certain financial targets based on Methode’s internal enterprise value at the end of fiscal 2015.  For this purpose, internal enterprise value equals the product of (i) fiscal 2015 EBITDA and (ii) 7.5 (the historic multiple of EBITDA), subject to certain adjustments.  The Compensation Committee does not currently anticipate granting additional RSAs to our executive officers prior to the end of fiscal 2015.

•

In connection with the RSAs, the Compensation Committee granted Tandem Cash Awards to our named executive officers.  These cash incentive awards will become payable if Methode’s internal enterprise value at the end of fiscal 2015 exceeds the target performance level established with respect to the RSAs.

•

The Compensation Committee also granted awards of RSUs to our named executive officers.  The RSUs will vest 20% each year on the last day of Methode’s fiscal year and be 100% vested on the last day of fiscal 2015, provided the executive remains employed.  The Compensation Committee does not currently anticipate granting additional RSUs to our named executive officers prior to the end of fiscal 2015.

•

The Compensation Committee also granted awards of stock options to our named executive officers.  The exercise price for the options is $9.24, the closing price on the grant date, and the options vest one-third upon each of the first, second and third annual anniversaries of the grant date.  It is currently anticipated that the number of options granted to each executive in each of fiscal 2012, 2013, 2014 and 2015 will equal the number of options granted to such executive officer in fiscal 2011.

•

The Compensation Committee and management agreed to amend the Change In Control Agreements to provide that in the event of a change in control occurring on or after May 1, 2015, the executives are no longer entitled to a gross-up payment.

•

The Compensation Committee committed not to approve the payment of dividends on any unearned or cancelled performance-based awards in the future (except as required under certain outstanding agreements described below).

•

The Compensation Committee decided to maintain fiscal 2011 salaries for our named executive officers at the fiscal 2010 levels.

In July 2011, our Compensation Committee reviewed our executive compensation program (including our five-year equity award program) and made certain key decisions regarding fiscal 2012, as described below.

•

Our Compensation Committee granted awards of stock options to our named executive officers.  The exercise price for the options is $10.70, the closing price on the grant date, and the options vest one-third upon each of the first, second and third annual anniversaries of the grant date.  As contemplated by our five-year equity award program, the number of options granted to each named executive officer equaled the number of options granted to such executive officer in fiscal 2011.  The Compensation Committee does not anticipate making any other equity award grants to our named executive officers in fiscal 2012.

•

The Compensation Committee granted fiscal 2012 annual performance-based cash bonus awards.  For each of our named executive officers, the maximum amount payable pursuant to these awards is approximately 15% higher than the maximum amount payable in fiscal 2011.  Our named executive officers will only earn this additional amount if the relevant target performance measures are exceeded.

•

The Compensation Committee decided to maintain fiscal 2012 salaries for our named executive officers at the fiscal 2011 levels.

Consistent with our pay-for-performance philosophy, our executive compensation program is structured so that a significant amount of each of our named executive officer’s compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets. As shown below, for fiscal 2011, approximately 53% of our Chief Executive Officer’s compensation is composed of variable compensation, consisting of RSAs, options and the annual cash performance bonus.  The following charts illustrate the percentage of fiscal 2011 total target compensation comprised by each element of compensation for our Chief Executive Officer and for our other named executive officers, on average, respectively:

The percentages in the tables above are based on values that differ from those disclosed in the Summary Compensation Table.  In particular, the RSAs assume target performance for each named executive officer and the RSUs and options assume full vesting of all underlying shares, with all equity awards valued at the grant date market price per share.  In addition, in valuing the RSAs and the RSUs, we reviewed the purpose and structure of our five-year equity award program launched in fiscal 2011 and decided it was appropriate to include one-fifth of the number of shares granted to such officer in fiscal 2011 for this purpose.  We note that these RSA and RSU awards are reflected in the Stock Awards column of the Summary Compensation Table.  In accordance with the rules and regulations of the SEC, the Stock Awards column reflects the grant-date fair value of the total number of RSAs and RSUs granted in fiscal 2011.  The components of “Other” compensation are described in Note 4 to the Summary Compensation Table.

Our executive compensation programs contain other key components and features that are designed to reinforce our pay-for-performance philosophy.  For example,

•

We maintain “double-trigger” agreements with our named executive officers under which payment is triggered only by certain terminations of employment subsequent to a change in control.

•

We award a significant portion of our long-term incentive compensation in shares of performance-based RSAs, which are only earned if the target objectives are achieved and stock options, which only have value based on an increase in our stock price.

•

The Compensation Committee reviews tally sheet data as part of its annual executive compensation review and the Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program.

•

We require all of our executive officers to hold substantial amounts of our stock.  In addition, shares of common stock underlying the RSUs will not be delivered to the executive until the earlier of the executive’s termination of employment or a change in control of Methode.

•

In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy permits us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three (3) years.

Despite a difficult economic environment during fiscal 2011, our named executive officers continued to take steps to contain costs, increase sales and develop manufacturing efficiencies.  Our Compensation Committee believes our named executive officers performed well in a difficult and challenging business environment.

Objectives and Measurement Principles

Our executive compensation program supports our objective of enhancing shareholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results.  Our executive compensation program is designed to:

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Provide executives with a competitive pay arrangement.

•

Link short-term cash incentive pay to achievement of individual objectives.

•

Link long-term equity and cash incentive pay to achievement of company objectives.

•

Align executive interests with shareholder interests by providing for capital accumulation through awards of RSAs, RSUs and stock options and encourage a significant ownership of our common stock by our executive officers.

For fiscal 2011, we used individual management by objectives (“MBOs”) to determine payouts under our performance-based annual bonus program.  MBOs include qualitative factors which emphasize future sales and positive cash flow.  For the fiscal 2011 equity awards, the Compensation Committee granted our executive officers RSAs that vest based on performance as of the end of fiscal 2015, stock options and time-based RSUs.  The Compensation Committee does not currently anticipate granting additional RSAs or RSUs to current management prior to the end of fiscal 2015.  The Compensation Committee currently anticipates that it will make stock option awards annually.  In addition, in connection with granting the performance-based RSAs, the Compensation Committee made Tandem Cash Awards to the named executive officers.  These cash incentive awards will become payable if Methode’s performance at the end of fiscal 2015 exceeds the target performance level established with respect to the RSAs.

Our Compensation Process

Our Compensation Committee meets as often as necessary to perform its duties.  In fiscal 2011, our Compensation Committee met eight (8) times.  Our Compensation Committee typically meets with Donald Duda, Chief Executive Officer, and, where appropriate, Douglas Koman, Chief Financial Officer.  From time to time (generally once per year), our Compensation Committee engages compensation consultants to review the competitiveness and effectiveness of our executive compensation program.  In connection with setting fiscal 2011 compensation, the Compensation Committee retained The Delves Group to provide analyses of our executive compensation program as compared to established market benchmarks, as described more fully below.

Our Compensation Committee annually reviews tally sheet data summarizing our named executive officers’ total compensation, including direct compensation; benefits under equity compensation programs; perquisites; and potential payments on termination of employment, whether on a change in control or otherwise.

Our Chief Executive Officer’s compensation is determined by our Compensation Committee.  The Delves Group provides relevant survey and other data to the Committee that it considers for this purpose.  Management does not make recommendations to our Compensation Committee regarding compensation elements with respect to Mr. Duda’s compensation.  For named executive officers other than Mr. Duda, compensation packages are developed and recommended by Mr. Duda, in consultation with Mr. Koman, and based on guidelines provided by our Compensation Committee.  Our Compensation Committee determines whether to approve these recommendations, subject to any further modifications that it may deem appropriate.

Market Benchmarking and Positioning

We strive to provide compensation opportunities that are competitive with comparable positions at other companies of similar size and complexity.  As appropriate to further this objective, we review market compensation data and evaluate our executive compensation program as compared to a group of peer companies as well as compensation surveys and databases, in each case as provided by our compensation consultant.  We have selected a group of comparable companies to use to benchmark executive compensation.  The peer group is updated periodically and is selected using the following criteria:

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Size as measured by revenue – we generally target companies with revenue not less than half nor more than three times our annual revenue.

•

Similar-type businesses – we generally target companies that are multinational and engage in businesses with similar technology, products and markets.

In assessing the financial performance of these peer companies, our Compensation Committee considers revenue growth, net profit margins, return on equity and total shareholder return.

For compensation decisions affecting fiscal 2011 compensation, our peer group included the following companies: CTS Corporation, Franklin Electric Co., Inc., Gentex Corporation, LaBarge, Inc., Littelfuse, Inc., Merix Corporation, Nu Horizons Electronics Corporation, Powell Industries, Inc., Richardson Electronics Ltd., Rogers Corporation, Standard Motor Products, Inc., and Stoneridge, Inc.  In setting fiscal 2011 compensation, our Compensation Committee also reviewed the following compensation surveys and databases: a 2009/2010 Watson Wyatt CompQuest Executive Compensation Survey and a 2009 General Industry Survey.

As a general policy, we target total direct compensation (that is, base salary, annual cash bonus and equity-based compensation) for our named executive officers in the 50th to 75th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases.  In making all benchmarking and positioning determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under all performance-based awards.  In addition, in valuing the fiscal 2011 RSA and RSU awards, the Compensation Committee reviewed the purpose and structure of the five-year equity award program and decided it was appropriate to include one-fifth of the value of these shares for this purpose.

In setting compensation for each named executive officer, our Compensation Committee also reviews historical compensation levels, internal equity and consistency, tenure and industry conditions.  These and other factors may affect whether total pay for each of our named executive officers falls within the benchmark range.  For fiscal 2011 compensation, the MBOs focused on achieving the anticipated benefits under the restructuring of Methode and the importance of cash flow and new business development to Methode’s future.  In addition, if Methode or the relevant business unit performs particularly well or poorly, and depending on whether the individual MBOs were achieved, total direct compensation for one or more of our named executive officers could be above or below the target levels.  As a general policy, we structure the executive compensation program so that approximately 45% to 65% of total direct compensation is in the form of cash.

Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets.  The proportion of compensation that is at risk increases with the executive’s level of responsibility.  As discussed above, approximately 53% of our Chief Executive Officer’s compensation is composed of variable compensation, consisting of RSAs, options and the annual cash performance bonus.

Termination of Outstanding RSAs and Tandem Cash Bonus Awards

In June 2009, the Compensation Committee and management reviewed the impact of the global recession and Methode’s subsequent restructuring activities on the outstanding performance-based awards granted in 2007 and 2008.  These awards included RSAs with vesting based on the achievement of targeted sales growth and return on invested capital over three-year periods, as well as Tandem Cash Awards, payable only if the sales growth and return on invested capital exceeded the target levels.  The named executive officers were entitled to dividends with respect to the unvested shares of restricted stock.  The awards were to vest on May 1, 2010 and April 30, 2011, respectively.  The Compensation Committee, together with management, determined that, based on the global recession and Methode’s subsequent restructuring activities and impairment charges, it was extremely unlikely that any of the 2007 or 2008 RSAs or Tandem Cash Awards would be earned or vested.

In December 2009, Methode and each of its executive officers agreed to cancel the 2007 and 2008 RSAs and Tandem Cash Awards held by these executive officers.  As a result of the cancellation, the restricted stock was forfeited and no cash amounts were paid out pursuant to these awards.  Pursuant to the cancellation agreements, at any time that Methode declared a cash dividend, Methode paid each executive officer a cash amount equal to the number of shares subject to each cancelled RSA, multiplied by the per share dividend amount. The executive officers were eligible to receive these cash payments for all dividends declared until the date the awards were originally scheduled to vest or terminate.   The Compensation Committee agreed to pay these dividends on cancelled RSAs pursuant to a one-time, unique agreement made in response to the impact of the global recession.  For fiscal 2011, the dividend payments on the cancelled RSAs totaled $62,300.  Under the terms of the cancellation agreements, all dividend payments with respect to the cancelled RSAs ceased as of April 30, 2011.  The Compensation Committee has committed not to approve the payment of dividends on any unearned or cancelled performance-based equity awards in the future (except as required under the cancellation agreements described above).

Elements of Compensation

Base Salary.  Our Compensation Committee establishes base salaries on an annual basis, taking into account levels of responsibility, prior experience and breadth of knowledge, potential for advancement, recent promotions, past performance, internal equity issues and external pay practices.  In general, we target annual base salaries for our named executive officers at the 50th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases.  In July 2010, given the restructuring efforts and the general economic conditions and the related impact on Methode’s revenues and profitability, the Chief Executive Officer and the Compensation Committee agreed not to increase the base salary of any of our named executive officers for fiscal 2011.  In the interests of retention, no salary reductions were made for fiscal 2011.

Performance-Based Bonuses.  At the beginning of fiscal 2011, our Compensation Committee established annual performance-based cash bonus awards for all executive officers and management personnel.  These awards were made pursuant to our 2007 Cash Incentive Plan. In general, we target annual bonuses for our named executive officers in the 50th to 75th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases.  For fiscal 2011, the performance measures for each of the named executive officers included MBOs specific to the executive’s area of responsibility.  Due to the difficulty of establishing sales and earnings objectives during a period in which Methode is repositioning its business, the Compensation Committee determined that it was appropriate to use MBOs directed at strategic growth and cash flow as the key performance criteria for the annual performance-based cash bonus awards.  In setting the MBOs, our Compensation Committee considered, among other matters, past performance, the fiscal 2011 operating budget, general economic conditions and Methode’s strategic plan.

Set forth below is an outline of the annual performance-based cash bonus awards awarded in fiscal 2011 for fiscal 2011 performance, including the maximum bonus, the relevant MBOs and the bonus paid.

Executive	Maximum Bonus	Management by Objectives (the weight assigned to each objective is indicated in parenthesis)	Bonus Paid
Donald W. Duda	$376,000

(1) Achieve consolidated pre-tax adjusted income of $10.0 million as well as adjusted cash flow of $10.5 million (Weight - 50%); and

(2)  Achieve $63.0 million in new sales with a minimum established pre-tax margin (Weight - 50%).

			$376,000 – All MBOs achieved
Douglas A. Koman	$157,000

(1) With the help of advisors, explore tax strategies and present recommendations to the Board (Weight - 50%);

(2)  Achieve consolidated pre-tax adjusted income of $7.5 million as well as adjusted cash flow of $10.5 million (Weight - 25%); and

(3)  Accelerate tax return filings by 75 days in order to facilitate timely income tax refunds (Weight - 25%).

			$157,000 – All MBOs achieved
Timothy R. Glandon	$145,000

(1)  Achieve $5.0 million in new sales of TouchSensor non-white goods products in  North America with a minimum established pre-tax margin (Weight - 40%);

(2)  Achieve $63.0 million in new sales with a minimum established pre-tax margin (Weight - 40%); and

(3) Achieve $32.4 million in sales at Hetronic with a minimum established pre-tax margin (Weight - 20%).

			$87,000 – Achieved numbers (2) and (3)
Theodore P. Kill	$112,000

(1)  Achieve $63.0 million in new sales with a minimum established pre-tax margin (Weight - 70%); and

(2)  Achieve $5.0 million in new sales of TouchSensor non-white goods products in  North America with a minimum established pre-tax margin (Weight - 30%).

			$78,400 – Achieved number (1)
Thomas D. Reynolds	$193,000

(1)  Achieve consolidated pre-tax adjusted income of $7.5 million as well as adjusted cash flow of $10.5 million (Weight - 50%); and

(2) Achieve $63.0 million in new sales with a minimum established pre-tax margin (Weight - 50%).

			$193,000 – All MBOs achieved

In addition to the amounts reflected above, Messrs. Reynolds and Kill were paid $38,000 and $56,000 in fiscal 2011, respectively, pursuant to fiscal 2010 awards.  Pursuant to the terms of these fiscal 2010 awards, Messrs. Kill and Reynolds were required to obtain an MDI transmission program worth at least $7.0 million in annual business with an established minimum pre-tax margin within fiscal 2010 or the first six months of fiscal 2011.  The performance measure was achieved in the first six months of fiscal 2011.

Discretionary Cash Bonus.  From time to time, our Compensation Committee awards discretionary cash bonuses to the executive officers for exceptional or unusual performance.  Historically, such discretionary cash bonuses have been granted in connection with significant involvement in the negotiation, due diligence and integration of an acquired business, the development of a new product line or the recruitment of a significant new customer.  In fiscal 2011, none of our named executive officers were awarded a discretionary cash bonus.

Equity Awards.  In fiscal 2011, our Compensation Committee adopted a five-year equity award program composed of performance-based RSAs, annual stock option awards and time-based RSUs.  The Compensation Committee does not currently anticipate granting additional RSAs or RSUs to our named executive officers prior to the end of fiscal 2015.  Our Compensation Committee believes that equity-based compensation is the most effective means of ensuring that our executive officers have a continuing stake in our long-term success.  In general, we target equity awards for our named executive officers near the 75th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases.   In valuing the fiscal 2011 RSA and RSU awards for benchmarking purposes, the Compensation Committee reviewed the purpose and structure of the five-year equity award program and decided it was appropriate to include one-fifth of the value of these shares for this purpose.

Set forth below is a table and discussion outlining the awards made in fiscal 2011 pursuant to the five-year equity award program:

Name	Equity Award
	RSAs	RSUs	Stock Options
Donald W. Duda	200,000	100,000	40,000
Douglas A. Koman	80,000	40,000	16,000
Timothy R. Glandon	60,000	30,000	12,000
Theodore P. Kill	60,000	30,000	12,000
Thomas D. Reynolds	100,000	50,000	20,000

Performance-Based RSAs.  The number of RSAs that will vest depends on the level of performance achieved in fiscal 2015.  The performance measure is Methode’s internal enterprise value at the end of fiscal 2015. For this purpose, internal enterprise value equals the product of (i) fiscal 2015 EBITDA and (ii) 7.5 (the historic multiple of EBITDA), subject to adjustment for cash, short-term investments, debt, preferred stock, certain equity issuances, certain acquisitions and changes in the dividend rate.  The awards reflect a threshold and a target level of performance.  In the event of a change in control, the number of RSAs that vest will depend on Methode’s external enterprise value as of the date of the change in control.  For this purpose, external enterprise value shall equal the fair market value of Methode as determined by the bona fide offer for the purchase of Methode’s common stock in the proposed change in control transaction.  In the event of an executive’s termination of employment due to death, disability or qualified retirement prior to the end of fiscal 2015, vesting will be determined based on fiscal 2015 performance, subject to proration based on the date of termination.  Dividends will not be paid on the RSAs until the shares have vested.  At such time as the shares vest, the executive is entitled to a payment based on the dividends declared during the restricted period and the number of shares earned.

The Compensation Committee does not currently anticipate granting additional RSAs to current management prior to the end of fiscal 2015.  In structuring these RSAs, the Compensation Committee recognized that many of Methode’s products require design-in and have long lead times before related sales and profits are realized (frequently as long as 3-5 years).  The Compensation Committee established the performance hurdles for these RSAs based on its review of management’s five-year projections.  For each executive, the RSAs granted represent approximately 40% of the shares that would have been awarded over a five-year period based on historical practices.

RSUs.  The RSUs will vest 20% each year on the last day of Methode’s fiscal year and be 100% vested on the last day of fiscal 2015, provided the executive remains employed.  In order to best align the interests of management with our shareholders, shares of common stock will not be delivered to the executive until the earlier of the executive’s termination of employment or change in control of Methode and the executive is not permitted to dispose of these units prior to such event.  In the event of a change in control prior to the end of fiscal 2015, all unvested RSUs will become immediately and fully vested.  Dividends will not be paid on the RSUs until the units have vested.  Following vesting and until the delivery of the underlying common stock, each executive is entitled to a quarterly payment in an amount equal to the aggregate per share cash dividend paid during the quarter multiplied by the number of vested RSUs held by the executive.  The Compensation Committee does not currently anticipate granting additional RSUs to current management prior to the end of fiscal 2015.  For each executive, these RSUs represent approximately 20% of the shares that would have been awarded over a five-year period based on historical practices.  The Compensation Committee believes that these RSUs serve as a valuable retention vehicle.

Stock Options.  The exercise price for the options is $9.24, the closing price on the grant date, and these options vest one-third upon each of the first, second and third annual anniversaries of the grant date, and have a ten-year term.  The Compensation Committee expects to grant options in each subsequent year through fiscal 2015.  It is currently anticipated that the number of options granted to each executive in each of fiscal 2012 through 2015 will equal the number of options granted to such executive officer in fiscal 2011.  For each executive, the aggregate number of options expected to be awarded from fiscal 2011 through fiscal 2015 represents approximately 40% of the shares that would have been awarded over a five-year period based on historical practices.   As contemplated by our five-year equity award program, the number of options granted to each named executive officer in July 2012 equaled the number of options granted to such executive officer in 2011.

RSA Tandem Cash Awards.  In connection with the grant of the fiscal 2011 RSAs, the Compensation Committee granted Tandem Cash Awards to our management team.  These awards will become payable if Methode’s internal enterprise value at the end of fiscal 2015 exceeds the RSA target performance level.  If the target performance level for the RSAs is exceeded, the executives are entitled to a cash payment based on the level of performance achieved, up to a maximum of 40% of the RSAs awarded to the executive and the closing price of our common stock as of May 1, 2015.

Other Benefits and Perquisites.  Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) savings plan (with a company contribution equal to three percent (3%) of salary, subject to certain limitations), in each case on the same basis as other employees, subject to applicable law.  Our executive officers are also provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan.  In fiscal 2011, we did not contribute any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers.  For a description of the Deferred Compensation Plan, please see “Executive Compensation Tables — Nonqualified Deferred Compensation,” below.  In addition, a few perquisites are provided to the named executive officers.  Perquisites include a company car allowance, association dues, limited corporate aircraft usage and provision for an annual physical exam.

Change in Control Payments.  We have entered into change in control agreements with all of our named executive officers.  These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Methode and our shareholders.  In 2009, these agreements were amended with the consent of management to increase the trigger for the gross-up payment from 10% to 25%.  This was done to increase Methode’s protection from paying a severe penalty for a modest benefit to the executive in the event of a change in control.  In the event the payments to be received by the executive officer in connection with the change in control exceed the tax code safe harbor by at least 25%, the executives are entitled to a gross-up payment to provide the executive officer with an amount, on an after-tax basis, equal to any excise taxes payable by the executive officer under the tax laws in connection with such change in control payments.  In November 2010, these agreements were further amended with the consent of management to provide that in event of a change in control occurring on or after May 1, 2015, the executives are no longer entitled to a gross-up payment.  In addition, at such time the definition of “Good Reason” was modified to require the executive to provide Methode with notice and an opportunity to cure in the event the executive believes he has grounds to terminate employment with “Good Reason” as provided in the agreement.  Our change in control provisions for the named executive officers are summarized below under “Potential Payments Upon Termination or Change in Control.”

Significant Policies and Procedures

Stock Ownership Policy.  Our Compensation Committee considers stock ownership by management to be an important means of linking management’s interests with those of shareholders.  We maintain stock ownership guidelines for our executive officers.  The amount of stock required to be owned increases with the level of responsibility.  The requirements are subject to a phase-in period in the event of a new hire or a promotion.  Our Chief Executive Officer is expected to own stock with a value at least equal to six (6) times base salary and our Chief Financial Officer and Chief Operating Officer are expected to own stock with a value at least equal to three (3) times base salary.  All other executive officers are expected to own stock with a value at least equal to two (2) times their current base salary.  Vested RSAs, vested RSUs granted prior to fiscal 2011 and vested and unvested RSUs granted during fiscal 2011 and any holdings of Methode stock in the executive’s 401(k) plan are included in the calculation of stock ownership for purposes of these guidelines.  The value of each executive officer’s common stock holdings is determined as of the end of each fiscal year based on the average daily closing price of Methode’s common stock for such fiscal year.  Considering the applicable phase-in periods, all of our named executive officers were in compliance with our stock ownership policy for fiscal 2011.

Practices Regarding Grants of Equity Awards.  Our broad-based equity grants are generally made at a scheduled meeting of our Compensation Committee occurring during the first quarter of each fiscal year.  The fiscal 2011 awards were made in the second and third quarters of the fiscal year, pursuant to the 2010 Stock Plan, following shareholder approval of such plan at our 2010 annual meeting.  Our Compensation Committee may choose to make grants of equity awards outside the annual broad-based grant, including in the case of newly hired employees, promotions or other circumstances.  As previously disclosed, for the fiscal 2011 equity awards, the Compensation Committee granted our executive officers awards composed of performance-based RSAs to vest based on performance as of the end of fiscal 2015, stock options and time-based RSUs.  The Compensation Committee does not currently anticipate granting additional RSAs or RSUs to management prior to the end of fiscal 2015.  The Compensation Committee currently anticipates that it will make stock option awards annually.

Policy With Respect to Deductibility of Compensation.  Section 162(m) of the Code generally denies corporate tax deductions for annual compensation exceeding $1 million paid to certain employees (generally the chief executive officer and the three other most highly compensated executive officers of a public company, but excluding the chief financial officer), unless that compensation qualifies as performance-based compensation under a shareholder approved plan and meets certain other technical requirements.  While it is the general intention of our Compensation Committee to maximize deductibility, our Compensation Committee seeks to make decisions that are in the best interest of Methode and our shareholders, even if those decisions do not result in full deductibility under Section 162(m).  Our Compensation Committee and Mr. Duda frequently work together to diminish the amount of non-deductible compensation paid to Mr. Duda.  As part of this process, Mr. Duda has agreed to defer significant amounts of compensation through fiscal 2013 and beyond.  In fiscal 2011, we were not permitted to deduct approximately $250,000 in compensation paid to Mr. Duda.  All compensation paid to our other named executive officers was deductible.

Clawback Policy.  In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy permits us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three (3) years.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Paul G. Shelton, Chairman
Warren L. Batts
Darren M. Dawson
Isabelle C. Goossen
Christopher J. Hornung

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”) for the three fiscal years ended April 30, 2011.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Donald W. Duda President and Chief Executive Officer	2011	560,168	0		1,940,000 970,000	(5) (6)	207,600	376,000	244,117	4,297,885
	2010	560,168	0		0		301,720	376,000	448,478	1,686,366
	2009	538,623	0		0		181,040	265,600	217,331	1,202,594

Douglas A. Koman Chief Financial Officer, Vice President, Corporate Finance	2011	266,000	0		776,000 388,000	(5) (6)	83,040	157,000	28,663	1,698,703
	2010	266,000	23,550	(7)	0		119,100	109,900	32,659	551,209
	2009	255,769	0		0		43,800	117,275	36,429	453,273

Thomas D. Reynolds Chief Operating Officer	2011	330,000	0		970,000 485,000	(5) (6)	103,800	231,000	33,340	2,153,140
	2010	330,000	0		0		198,500	154,400	41,610	724,510
	2009	323,654	0		0		73,000	206,122	49,435	652,211

Timothy R. Glandon Vice President and General Manager, North American Operations	2011	250,312	0		582,000 291,000	(5) (6)	62,280	87,000	27,849	1,300,441
	2010	250,000	0		0		119,100	72,500	32,322	473,922
	2009	245,192	0		0		43,800	275,000	32,215	596,207

Theodore P. Kill Vice President, Global Sales	2011	221,000	0		582,000 291,000	(5) (6)	62,280	134,400	32,219	1,322,899
	2010	221,000	0		0		119,100	28,000	33,932	402,032
	2009	209,058	0		0		43,800	44,880	37,988	335,726

(1)

Amounts reported in fiscal 2009 reflect unpaid leave in connection with a company-wide cost saving initiative.  The fiscal 2009 salary reduction amounted to 3.85% for Messrs. Duda and Koman and 1.925% for each of the other named executive officers.

(2)

Reflects the fair value at the date of grant.  The value is calculated in accordance with ASC 718.  Details of the assumptions used in valuing these awards are set forth in Note 5 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

(3)

For fiscal 2011 and 2010, amounts reflect performance-based bonuses paid pursuant to the annual bonus plan.  For fiscal 2011, for Messrs. Reynolds and Kill, amounts also reflect payments of $38,000 and $56,000, respectively, pursuant to fiscal 2010 awards based on 2011 performance, as permitted under the terms of the original awards.  For fiscal 2009, amounts reflect performance-based bonuses paid pursuant to the annual bonus plan, amounts paid pursuant to the four-month performance-based cash bonus program and amounts paid pursuant to the terminated Longevity Contingent Bonus Program, as set forth in the chart below.  Under the Longevity Bonus Program, executives were awarded a matching bonus equal to the amount of the quarterly bonus, which was considered as earned and payable in three years, provided that the participant was still employed and performance was satisfactory.

Executive	Fiscal 2009
	Annual Performance-Based Bonus ($)	Fourth Quarter Bonus ($)	Longevity Bonus ($)
Mr. Duda	0	100,000	165,600
Mr. Koman	0	50,000	67,275
Mr. Reynolds	43,425	68,000	94,697
Mr. Glandon	50,750	39,000	185,250
Mr. Kill	19,880	25,000	0

(4)	Amounts included in All Other Compensation reflect the following for fiscal 2011:

Executive	Dividend Replacement Bonus ($) (A)	401(k) Contribution ($)	Life Insurance ($)	Car Allowance ($)	Membership/ Clubs ($)	Executive Physical ($)	Deferred Cash Bonus ($) (B)
Mr. Duda	87,670	7,350	3,927	9,600	0	5,571	130,000
Mr. Koman	6,167	7,350	1,711	9,600	745	3,090	0
Mr. Reynolds	12,335	7,350	1,406	9,000	0	3,250	0
Mr. Glandon	6,167	7,350	361	8,400	0	5,571	0
Mr. Kill	6,167	7,350	1,046	12,000	85	5,571	0

(A)

For all executive officers, reflects payments pursuant to the 2009 RSA cancellation agreements.  Pursuant to such agreements, at any time that Methode declared a cash dividend, Methode was required to pay a cash amount equal to the number of shares subject to each cancelled restricted stock award, multiplied by the per share dividend amount.  The RSA cancellation agreements expired at the end of fiscal 2011.  Our compensation committee has committed not to approve the payment of dividends on any unearned or cancelled performance-based awards in the future.  For Mr. Duda, also includes payments on vested restricted stock units.

(B)

Reflects deferred compensation paid in fiscal 2011 pursuant to the 2007 Amended Cash Bonus Agreement, under which we agreed to pay Mr. Duda the aggregate amount of $677,500 on a deferred basis.  These bonuses are payable on the earliest of: (i) May 15, 2009; (ii) the date of Mr. Duda’s termination of employment; or (iii) Mr. Duda’s death or disability; provided, however, that if upon such date the payment is not deductible, then the payment will be delayed until such time as it is deductible.  The amount may be payable in one or more installments.  In July 2010, our Compensation Committee approved an installment payment of $130,000 under the Amended Cash Bonus Agreement.  As such time, the Compensation Committee believed in good faith that the full amount would be deductible by us under Section 162(m).

(5)	Reflects the grant-date fair value of performance-based restricted stock, which vests as of the end of fiscal 2015 if we have met certain financial targets based upon our internal enterprise value.
(6)

Reflects the grant-date fair value of restricted stock units, which vest 20% each year on the last day of Methode’s fiscal year, provided that the named executive officer remains a Methode employee.  The restricted stock units are not eligible to be converted into common stock until a change in control or the executive officer leaves Methode.

(7)	Amount reflects a discretionary cash bonus of $23,550 in recognition of efforts in negotiating and closing the investment in Eetrex.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended April 30, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald W. Duda	7/13/2010 10/14/2010 11/8/2010 11/8/2010 11/8/2010	188,000 (5) 1 (6)	376,000 (5) 988,800 (6)	376,000 (5) 988,800 (6)	1	200,000	200,000	100,000	40,000	9.24	207,600 1,940,000 970,000
Douglas A. Koman	7/13/2010 10/14/2010 11/8/2010 11/8/2010 11/8/2010	39,250 (5) 1 (6)	157,000 (5) 395,520 (6)	157,000 (5) 395,520 (6)	1	80,000	80,000	40,000	16,000	9.24	83,040 776,000 388,000
Thomas D. Reynolds	7/13/2010 10/14/2010 11/8/2010 11/8/2010 11/8/2010	96,500 (5) 1 (6)	193,000 (5) 494,400 (6)	193,000 (5) 494,400 (6)	1	100,000	100,000	50,000	20,000	9.24	103,800 970,000 485,000
Timothy R. Glandon	7/13/2010 10/14/2010 11/8/2010 11/8/2010 11/8/2010	29,000 (5) 1 (6)	145,000 (5) 296,640 (6)	145,000 (5) 296,640 (6)	1	60,000	60,000	30,000	12,000	9.24	62,280 582,000 291,000
Theodore P. Kill	7/13/2010 10/14/2010 11/8/2010 11/8/2010 11/8/2010	33,600 (5) 1 (6)	112,000 (5) 296,640 (6)	112,000 (5) 296,640 (6)	1	60,000	60,000	30,000	12,000	9.24	62,280 582,000 291,000

(1)

Reflects restricted stock awards granted pursuant to the Methode Electronics, Inc. 2010 Stock Plan (the “2010 Stock Plan”), which vest as of the end of fiscal 2015 if we have met certain financial targets based upon our internal enterprise value.  The unvested restricted stock awards are not entitled to payment of dividends, provided that at the time the shares vest, the executive is entitled to a payment based on the dividends declared during the restricted period and the number of shares earned.

(2)

Reflects restricted stock units granted pursuant to the 2010 Stock Plan.  These restricted stock units vest 20% each year on the last day of Methode’s fiscal year, becoming 100% vested on the last day of fiscal 2015, provided that the named executive officer remains a Methode employee.  The unvested restricted stock units are not entitled to payment of dividends until they vest.  The restricted stock units are not eligible to be converted into common stock until a change in control or the executive officer leaves Methode.

(3)	Reflects options granted pursuant to the 2010 Stock Plan. These options vest one third upon each of the first, second and third annual anniversaries of the grant date and have a ten-year life.
(4)

Amounts represent the total fair value of options, restricted stock and restricted stock units granted in fiscal 2011 calculated in accordance with ASC 718.  Details of the assumptions used in valuing these equity awards are set forth in Note 5 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

(5)

Reflects annual performance-based cash bonus awards pursuant to the Methode Electronics, Inc. 2007 Cash Incentive Plan.  The executive officers’ bonus amounts are based on achieving certain “management by objectives.”  Amounts earned in fiscal 2011 by the executive officers under this award are reported in the “Compensation Discussion and Analysis” and in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.”

(6)

Reflects tandem cash awards granted pursuant to the Methode Electronics, Inc. 2010 Cash Incentive Plan, which vest as of the end of fiscal 2015 if we have met certain financial targets based upon our internal enterprise value.  The value of these awards is calculated as the product of each executive’s performance percentage times 40% of the RSA shares awarded to the executive (described in footnote 1, above) times the closing price of Methode’s common stock on May 1, 2015.  For purposes of this table, amounts are calculated based on the closing price of Methode’s common stock on April 29, 2011 ($12.36).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at April 30, 2011.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Donald W. Duda	25,000 25,333	(4) (6)	124,000 50,667 40,000	(5) (6) (6)	11.44 2.72 6.46 9.24	7/3/2013 3/16/2019 7/9/2019 10/14/2020	80,000	988,800	200,000	2,472,000
Douglas A. Koman	75,000 35,000 10,000	(4) (4) (6)	30,000 20,000 16,000	(5) (6) (6)	10.50 11.44 2.72 6.46 9.24	6/10/2012 7/3/2013 3/16/2019 7/9/2019 10/14/2020	32,000	395,520	80,000	988,800
Thomas D. Reynolds	30,000 30,000 16,667	(4) (4) (6)	50,000 33,333 20,000	(5) (6) (6)	10.50 11.44 2.72 6.46 9.24	6/10/2012 7/3/2013 3/16/2019 7/9/2019 10/14/2020	40,000	494,400	100,000	1,236,000
Timothy R. Glandon	2,500 10,000	(4) (6)	30,000 20,000 12,000	(5) (6) (6)	11.44 2.72 6.46 9.24	7/23/2013 3/16/2019 7/9/2019 10/14/2020	24,000	296,640	60,000	741,600
Theodore P. Kill	4,667	(6)	30,000 25,333 12,000	(5) (6) (6)	2.72 6.46 9.24	3/16/2019 7/9/2019 10/14/2020	24,000	296,640	60,000	741,600

(1)

Reflects restricted stock units granted on November 8, 2010.  These restricted stock units vest 20% each year on the last day of Methode’s fiscal year, becoming 100% vested on the last day of fiscal 2015.

(2)	Calculated based on the closing price of Methode’s common stock on April 29, 2011 of $12.36 per share.
(3)	These performance-based restricted stock awards vest as of the end of fiscal 2015, provided certain financial targets are satisfied.
(4)	These options vest 25% after one year, 50% after two years, 75% after three years and 100% after four years.
(5)	These options vest 100% on March 16, 2012.
(6)	These options vest 33 1/3% after one year, 66 2/3% after two years and 100% after three years.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by the named executive officers and the vesting of restricted stock units during fiscal 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Donald W. Duda	100,000	565,000	20,000	247,200
Douglas A. Koman	25,000	113,750	8,000	98,880
Thomas D. Reynolds	12,000	47,357	10,000	123,600
Timothy R. Glandon	--	--	6,000	74,160
Theodore P. Kill	--	--	6,000	74,160

(1)	Calculated based on market value of Methode’s common stock at the time of exercise, minus the exercise cost.
(2)

Reflects restricted stock units granted on November 8, 2010.  These restricted stock units vest 20% each year on the last day of Methode’s fiscal year, becoming 100% vested on the last day of fiscal 2015.

(3)	Calculated based on the closing price of Methode’s common stock on April 29, 2011 of $12.36 per share.

Nonqualified Deferred Compensation

The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2011.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($) (2)	Aggregate Balance at Last Fiscal Year-End ($)
Donald W. Duda	20,769	0	59	456,629	572,315
Douglas A. Koman	59,963	0	67,440	0	624,866
Thomas D. Reynolds	0	0	3,262	0	25,089
Timothy R. Glandon	0	0	14,711	31,224	84,561
Theodore P. Kill	80,079	0	36,801	0	366,800

(1)

All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.

(2)	Reflects distributions in accordance with the terms of each executive’s deferral election.

The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary, 100% of their annual bonus, and/or 100% of their RSA tandem cash bonus, with an aggregate minimum deferral of $3,000. The minimum period of deferral is three years. Participants are immediately 100% vested.

In addition to employee-directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants shall vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2011.

Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals on a daily basis.

Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change in control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the event our named executive officers are terminated or Methode undergoes a change in control, our named executive officers are entitled to certain payments under their change in control agreements, our stock plans and certain other benefit plans.

The following table summarizes the potential payments payable to our named executive officers upon a change in control or the executive’s death, disability or qualified retirement under our outstanding equity and cash awards:

Type of Award	Termination Scenario
	Change in Control	Death, Disability or Qualified Retirement (1)
Annual Performance-Based Cash Bonus	Payment of pro rata portion based on performance to date	Payment of pro rata portion based on performance to date
Options	Immediate vesting of outstanding option awards	Immediate vesting of outstanding option awards
Restricted Stock Units	Immediate vesting of all unvested restricted stock units	No acceleration of vesting
Restricted Stock Awards

Vest based on Methode’s external enterprise value as of the date of the change in control

Upon vesting, also entitled to a payment based on the dividends declared during the restricted period and the number of shares earned

To vest based on 2015 performance, subject to proration based on the date of termination; no vesting until 2015 performance is determined

Upon vesting, also entitled to a payment based on the dividends declared during the restricted period and the number of shares earned

Tandem Cash Awards	Vest based on Methode’s external enterprise value as of the date of the change in control	To vest based on 2015 performance, subject to proration based on the date of termination; no vesting until 2015 performance is determined

(1)	An executive’s qualified retirement occurs at or after age 65, or after age 55 with our consent.

Pursuant to the change in control agreements, if within two years of a change in control or during a period pending a change in control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to the following:

•

a lump sum payment in an amount equal to three times (two times in the case of Messrs. Reynolds, Glandon and Kill) the executive’s annual salary;

•

a lump sum cash bonus payment equal to three times (two times in the case of Messrs. Reynolds, Glandon and Kill) the lesser of: (a) the executive’s target bonus amount for the fiscal year in which executive’s employment termination occurs, or (b) the bonus the executive earned in the prior fiscal year;

•

in the event the payments to be received by the executive officer in connection with the change in control exceed the tax code safe harbor by at least 25%, the executives are entitled to a gross-up payment to provide the executive officer with an amount, on an after-tax basis, equal to any excise taxes payable by the executive officer under the tax laws in connection with the payments described above; and

•

continued participation in our welfare benefit plans for three years (two years in the case of Messrs. Reynolds, Glandon and Kill) or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

The following table shows the potential payments of benefits upon termination or a change in control of Methode for the named executive officers.  The amounts shown assume that such termination was effective as of April 29, 2011 (the last business day of our 2011 fiscal year), and reflect the price of our common stock on such date ($12.36).  The table below does not reflect amounts payable to our named executive officers pursuant to plans or arrangements that are available generally to all of our salaried employees, such as payments under the 401(k) Plan, the life insurance plan, the disability insurance plan and the vacation pay policy, and payment of accrued base salary and accrued bonuses.  In addition, the table does not reflect the distribution of each officer’s account balance in our Deferred Compensation Plan or the delivery of common stock underlying outstanding vested restricted stock units.

Name	Termination Scenario (on 4/29/2011)	Salary and Bonus Severance ($)	Pro Rata Payment of Annual Performance-Based Bonus ($)	Vesting of Option Awards ($) (1)	Vesting of Restricted Stock Unit Awards ($) (2)	Vesting of Restricted Stock and Tandem Cash Awards ($) (3)	Health and Welfare Benefits ($) (4)	Excise Tax and Gross-Up ($)
Donald W. Duda	Upon Change in Control (5)	--	376,000	1,619,095	988,800	398,891	--	--
	Termination for Good Reason/Without Cause Following Change in Control (6)	2,808,504	--	--	--	--	53,708	0
	Death, Disability or Qualified Retirement	--	376,000	1,619,095	0	278,707	--	--
Douglas A. Koman	Upon Change in Control (5)	--	157,000	516,120	395,520	159,556	--	--
	Termination for Good Reason/Without Cause Following Change in Control (6)	1,198,349	--	--	--	--	35,517	0
	Death, Disability or Qualified Retirement	--	157,000	516,120	0	129,626	--	--
Thomas D. Reynolds	Upon Change in Control (5)	--	193,000	839,400	494,400	199,445	--	--
	Termination for Good Reason/Without Cause Following Change in Control (6)	968,800	--	--	--	--	35,805	0
	Death, Disability or Qualified Retirement	--	193,000	839,400	0	162,032	--	--
Timothy R. Glandon	Upon Change in Control (5)	--	87,000	503,640	296,640	119,667	--	--
	Termination for Good Reason/Without Cause Following Change in Control (6)	645,000	--	--	--	--	35,805	0
	Death, Disability or Qualified Retirement	--	87,000	503,640	0	97,219	--	--
Theodore P. Kill	Upon Change in Control (5)	--	78,400	505,920	296,640	119,667	--	--
	Termination for Good Reason/Without Cause Following Change in Control (6)	498,000	--	--	--	--	11,447	0
	Death, Disability or Qualified Retirement	--	78,400	505,920	0	97,219	--	--

(1)

For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which the acceleration is subject to the discretion of our Compensation Committee.

(2)

The restricted stock units vest 20% each year on the last day of Methode’s fiscal year, becoming 100% vested on the last day of fiscal 2015.  In the event of a change in control prior to the end of fiscal 2015, all unvested restricted stock units become fully vested.  In the event of an executive’s termination other than in connection with a change in control, the executive is entitled to payment for all vested restricted stock units as of the date of termination.

(3)

In the event of a change in control, the RSAs and tandem cash awards vest based on our external enterprise value as of the date of the change in control.  For purposes of this table, external enterprise value is calculated as our fair market value based on the closing price of our stock on April 29, 2011 ($12.36).  In the event of an executive’s death, disability or qualified retirement, the RSAs and tandem cash awards vest based on 2015 performance, subject to pro ration based on the date of the executive’s termination, with no vesting occurring until 2015 performance is determined.  For purposes of this table, we have assumed 2015 performance at the target level for the RSAs and a termination date of April 29, 2011.  At the target level of performance for the RSAs, no amounts would be payable under the tandem cash awards.  Amounts include payment on shares underlying vested RSAs based on dividends declared during the restricted period and the number of shares earned.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.
(5)	Reflects amounts payable upon a change in control where the executive’s employment continues.
(6)	These amounts are in addition to amounts payable under the preceding row “Upon Change in Control.”

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report.  During fiscal 2011, there were no delinquent reports.  In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.

Shareholder Proposals

Our Corporate Secretary must receive shareholder proposals no later than April 6, 2012 to be considered for inclusion in our proxy materials for our next annual meeting.  Additionally, our advance notice by-law provisions require that any shareholder proposal to be presented from the floor of the next annual meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 15, 2012 (the first anniversary of the preceding year’s annual meeting). If the date of our next annual meeting is more than 30 days before or more than 60 days after September 15, 2012, shareholder proposals must be delivered no earlier than the 90th day prior to such annual meeting date and not later than the later of the 60th day prior to such annual meeting date or the 10th day following our public announcement of the meeting date for such annual meeting.  Also, such proposal must be, under law, an appropriate subject for shareholder action in order to be brought before the meeting and must contain the information required by the advance notice by-law provision.  These notices should be directed to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706.

Other Matters

Neither our Board of Directors nor management knows of any other business that will be presented at the annual meeting.  Should any other business properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Warren L. Batts

Chairman

Chicago, Illinois

August 4, 2011

VOTE BY INTERNET - www.proxyvote.com
METHODE ELECTRONICS, INC. 7401 WEST WILSON AVENUE CHICAGO, IL 60706-4548

Use the Internet to transmit your voting instructions for electronic delivery of information up until 11:59 P.M. Central Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

Methode Electronics, Inc. encourages you to take advantage of convenient ways to vote these shares. If voting by proxy, you may grant a proxy by mail, or choose one of the two methods described below. Your telephone or Internet proxy authorizes the named proxies to vote these shares in the same manner as if you marked, signed, and returned your proxy card. To grant your proxy by telephone or Internet, read the annual meeting proxy statement and then follow these easy steps:

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the simple instructions the vote voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M37558-P15016	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

METHODE ELECTRONICS, INC.
The Board of Directors recommends that you vote FOR the following proposals:

1.	Election of Directors

			For	Against	Abstain
	1a.	Walter J. Aspatore	0	0	0

	1b.	Warren L. Batts	0	0	0
									For	Against	Abstain
	1c.	J. Edward Colgate	0	0	0
						2.	The ratification of the Audit Committee's selection of Er nst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 28, 2012.		0	0	0
	1d.	Darren M. Dawson	0	0	0

	1e.	Donald W. Duda	0	0	0

	1f.	Stephen F. Gates	0	0	0	3.	The approval of the advisory vote on executive compensation.		0	0	0

	1g.	Isabelle C. Goossen	0	0	0
						The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain
	1h.	Christopher J. Hornung	0	0	0

	1i.	Paul G. Shelton	0	0	0	4.	To recommend, by non-binding vote, the frequency of executive compensation votes.	0	0	0	0

	1j.	Lawrence B. Skatoff	0	0	0

						NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)					0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date	Signature (Joint Owners)				Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M37558-P15016

METHODE ELECTRONICS, INC.

This proxy is solicited by the Board of Directors Annual Meeting of the Shareholders

The undersigned hereby appoints Warren L. Batts, Donald W. Duda and Douglas A. Koman, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held on Thursday, September 15, 2011 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Address changes/comments:

(If noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side